KRONOS WORLDWIDE REPORTS FIRST QUARTER OF 2013 RESULTS

DALLAS, TEXAS…May 8, 2013…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the first quarter of 2013 of $41.1 million, or $.35 per share, compared to net income of $136.9 million, or $1.18 per share, in the first quarter of 2012.  Comparability of the Company’s results was impacted by lower income from operations in the first quarter of 2013 principally due to lower average TiO2 selling prices and higher raw materials costs in 2013, as discussed further below.

Net sales of $463.6 million in the first quarter of 2013 were $97.7 million, or 17% lower than in the first quarter of 2012 primarily due to lower average TiO2 selling prices partially offset by slightly higher sales volumes.  The Company’s average TiO2 selling prices were 21% lower in the first quarter of 2013 as compared to the first quarter of 2012, and average selling prices at the end of the first quarter of 2013 were 7% lower than at the end of 2012.  TiO2 sales volumes for the first quarter of 2013 increased 1% as compared to the first quarter of 2012 due to increased customer demand in export markets offset in part by slightly lower demand in North American and European markets.  Kronos’ sales volumes in the first quarter of 2013 set a new record for a first quarter.  Fluctuations in currency exchange rates had a marginal impact on net sales comparisons, increasing net sales by approximately $1 million as compared to the first quarter of 2012.  The table at the end of this press release summarizes how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment loss (see description of non-GAAP information below) for the first quarter of 2013 was $43.6 million as compared with segment profit of $212.9 million in the first quarter of 2012.  Segment profit in the first quarter of 2013 decreased primarily due to the negative effects of lower TiO2 selling prices, lower production volumes and higher raw materials costs.  Our cost of sales per metric ton of TiO2 sold in the first quarter of 2013 was significantly higher than TiO2 sold in the first quarter of 2012, as a substantial portion of the TiO2 products we sold in the first quarter of 2012 was produced with lower-cost feedstock ore purchased in 2011, while a substantial portion of the TiO2 products we sold in 2013 was produced with higher-cost feedstock ore purchased in 2012.  The Company’s TiO2 production volumes were 13% lower in the first quarter of 2013 as compared to the first quarter of 2012.  During the first quarter of 2013, Kronos operated its production facilities at approximately 92% of practical capacity to align production and inventory levels to current and anticipated near-term customer demand levels.  Fluctuations in currency exchange rates also affected segment profit comparisons, which decreased segment profit by approximately $6 million.

As previously reported, in February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  As a result of such prepayment, the Company’s results in 2013 include a pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Our operating and financial results for the first quarter of 2013 were heavily impacted by higher raw materials costs, particularly for third party feedstock ore.  As one of the few vertically-integrated producers of sulfate process TiO2, we operate two ilmenite mines in Norway which provide all of the feedstock for our European sulfate process facilities.  While we experienced some moderation in the cost of ore procured from third parties in 2013, such reductions have been inadequate to compensate for the decline in selling prices for our products.  As a result, we will continue to focus on initiatives to improve production efficiencies and manufacturing flexibility during periods of global uncertainty.  Industry data indicates that overall TiO2 inventory held by producers has been significantly decreased.  In addition, we believe most customers hold very low inventories of TiO2 with many operating on a just-in-time basis.  Shortages of certain TiO2 grades have recently occurred, and lead times for delivery are increasing.   We also believe TiO2 prices have generally stabilized, and price increases have been realized in some accounts.  We will continue to monitor current and anticipated near-term customer demand levels, and align our production levels and inventories accordingly.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months
	ended March 31,
	2012	2013

Net sales	$561.3	$463.6
Cost of sales	299.8	459.7

Gross margin	261.5	3.9

Selling, general and administrative expense	48.8	49.4
Other operating income (expense):
Currency transactions, net	.1	1.8
Other expense, net	(.1)	-
Corporate expense	(3.3)	(3.2)

Income (loss) from operations	209.4	(46.9)

Other income (expense):
Trade interest income	.2	.1
Other interest and dividend income	2.1	.2
Loss on prepayment of debt	-	(6.6)
Interest expense	(6.3)	(6.4)

Income (loss) before income taxes	205.4	(59.6)

Income tax expense (benefit)	68.5	(18.5)

Net income (loss)	$136.9	$(41.1)

Net income (loss) per basic and diluted share	$1.18	$(.35)

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	130	132
Production volumes	140	122

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months
	ended March 31,
	2012	2013

Segment profit (loss)	$212.9	$(43.6)

Adjustments:
Trade interest income	(.2)	(.1)
Corporate expense	(3.3)	(3.2)

Income (loss) from operations	$209.4	$(46.9)

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months
	ended March 31,
	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(21	) %
TiO2 sales volume	1%
TiO2 product mix	3%
Changes in currency exchange rates	-%

Total	(17	) %